EXHIBIT 99.1

CONTACTS:

Investors:	Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

Media:	Rebecca Theim
Director of Communications
Ameristar Casinos, Inc.
rebecca.theim@ameristar.com
(702) 567-7000
AMERISTAR CASINOS REPORTS SECOND QUARTER 2009 RESULTS
•	Achieved $5.1 Million (6.5%) Second Quarter Year-Over-Year Improvement in Adjusted EBITDA

•	Adjusted EBITDA Margin Improvement of 3.1 Percentage Points Over Prior-Year Second Quarter

•	Ameristar Casino Black Hawk Gross Gaming Revenues Up 27% in July Year Over Year Following Regulatory Reform

•	Successfully Refinanced Half of Outstanding Revolving Credit Facility Debt; Well Positioned to Address Remaining Balance Before November 2010 Maturity
LAS VEGAS, Wednesday, August 5, 2009 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the second quarter of 2009.
“Ameristar reported a solid quarter with continued improvement in year-over-year Adjusted EBITDA margins and achieved the Company’s highest level ever of second-quarter Adjusted EBITDA,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “Although the year-over-year decline in business levels continued in the second quarter, we are confident the flexible operating cost

Please refer to the tables beginning on page 11 of this release for the reconciliation of the non-GAAP financial measures EBITDA, Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

structure we put in place over the past year and continue to refine will enable us to continue to align costs with business volumes. We have seen strong early results at our Black Hawk, Colo. property since regulatory reform went into effect July 2, which we should be able to more fully leverage with the Sept. 29 opening of our luxury hotel there. We also made significant improvements in our balance sheet by refinancing nearly 50% of our shorter-term senior secured debt with $650 million of senior unsecured notes in May 2009.”
Second Quarter 2009 Results
Net revenue decreased 5.9%, from $328.1 million in the prior-year quarter to $308.9 million in the second quarter of 2009, mostly as a result of the recession. For the second quarter of 2009, we generated operating income of $55.4 million, compared to $48.0 million in the same period in 2008. Adjusted EBITDA for the second quarter of 2009 increased 6.5% to $83.1 million, compared to $78.0 million in the 2008 second quarter. Adjusted EBITDA margin increased 3.1 percentage points to 26.9% compared to 23.8% in the second quarter of 2008. Adjusted EBITDA in the 2009 second quarter included a $1.0 million charge related to the termination of a third-party management contract for an entertainment venue at our St. Charles property.
“Although net revenue fell at all but our Black Hawk property in the second quarter compared to the prior-year quarter, we’re pleased that five of our locations improved their Adjusted EBITDA margins year over year and the remaining two properties maintained their margin levels,” Kanofsky said. “Four of our locations — Jackpot, Kansas City, East Chicago and Black Hawk — achieved particularly strong margin growth during the quarter.”
For the second quarter of 2009, the Company reported net income of $14.3 million, or $0.25 per diluted share, compared to $17.0 million, or $0.29 per diluted share, in the 2008 second quarter. Adjusted EPS was $0.32 for the quarter ended June 30, 2009, compared to $0.33 for the 2008 second quarter. The decreases in year-over-year net income and diluted earnings per share were mostly attributable to higher borrowing costs resulting from the Company’s debt restructuring to address upcoming maturities, which is described below.
Additional Financial Information
Debt. On May 27, 2009, we completed private offerings of $650 million aggregate principal amount of 9-1/4% senior unsecured notes due in 2014. Of the total, $500 million principal amount of the notes were sold at a price of 97.097% of the principal amount and $150 million principal amount of the notes were sold at a price of 100% of the principal amount. The net proceeds from the offerings of $620 million were used to repay a portion of the outstanding revolving loans, and we permanently reduced revolving loan commitments under the Company’s senior secured credit facility that mature in November 2010 by $650 million.
At June 30, 2009, the face amount of our outstanding debt was $1.68 billion. Net borrowings in the second quarter of 2009 totaled $29.0 million. At June 30, 2009, our total leverage and senior leverage ratios (each as defined in the senior credit facility) were required to be no more than 6.00:1 and 5.75:1, respectively. As of that date, our total leverage ratio and senior leverage ratio were each 4.91:1.
Interest Expense. For the second quarter of 2009, net interest expense was $25.6 million, compared to $15.8 million in the prior-year second quarter. The increase was due mostly to higher interest rate add-ons resulting from a March 2009 amendment to the senior credit facility and the May 2009 issuance of the 9-1/4% notes. Capitalized interest decreased from $4.2 million for the second quarter of 2008 to $2.4 million in the 2009 second quarter, due mostly to the completion of the St. Charles hotel and Vicksburg expansion project in 2008.

Loss on Early Retirement of Debt. During the second quarter of 2009, deferred debt issuance costs totaling $5.2 million were expensed as a result of the early retirement of a portion of the outstanding revolving credit facility.
Stock-Based Compensation. For the quarter ended June 30, 2009, stock-based compensation expense was $2.6 million, compared to $2.5 million in the prior-year second quarter.
Capital Expenditures. For the second quarter of 2009, capital expenditures were $35.6 million, including $23.2 million for the Black Hawk hotel construction.
Dividends. Last month, our Board of Directors declared a dividend of $0.105 per share, which was paid July 27.
Outlook
“We believe we can sustain our annualized cost savings of $45 million to $55 million without adversely affecting the guest experience, and as a result, we’re confident that Ameristar is well positioned to maintain strong margins,” Kanofsky said. “Our leaner cost structure, which enables us to more nimbly adjust variable costs based on business volumes, will allow us to more efficiently manage our business going forward.
“The strong early results we have seen in Black Hawk since the implementation of gaming regulatory reform in Colorado on July 2 also support our belief that our luxury hotel scheduled to open Sept. 29 will enable us to take even greater advantage of our casino’s new 24-hour operations, increased bet limits and expanded table games, which we believe will fuel additional profitable growth.”
For the third quarter of 2009, the Company currently expects:
•	depreciation to range from $26.5 million to $27.5 million.

•	interest expense to be between $30 million and $31 million, including non-cash interest expense of approximately $2.5 million and net of capitalized interest.

•	the combined state and federal income tax rate to be in the range of 43% to 44%.

•	capital spending of $30 million to $35 million, including approximately $20 million for the Black Hawk hotel project.

•	capitalized interest of $3 million to $4 million.

•	non-cash stock-based compensation expense of $2.5 million to $3 million.
Conference Call Information
We will hold a conference call to discuss our second quarter results on Wednesday, August 5, 2009 at 11 a.m. EDT. The call can be accessed live by dialing (888) 694-4728 toll-free domestically, or (973) 582-2745, and referencing conference ID number 19319239. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A PDF copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. The call will be recorded and can be replayed from August 5, 2009 at 2 p.m. EDT until August 19, 2009 at 11:59 p.m. EDT. To listen to the replay, call toll-free (800) 642-1687, or (706) 645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended Dec. 31, 2008, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest-quality guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ web site at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES:
Casino	$315,526	$338,915	$638,404	$670,672
Food and beverage	34,808	40,515	72,773	80,886
Rooms	15,810	15,390	30,486	26,329
Other	8,615	10,109	16,814	19,686

	374,759	404,929	758,477	797,573
Less: promotional allowances	(65,857)	(76,832)	(133,737)	(144,708)

Net revenues	308,902	328,097	624,740	652,865

OPERATING EXPENSES:
Casino	142,136	157,954	286,480	313,497
Food and beverage	16,580	18,723	33,084	37,702
Rooms	2,102	3,198	4,334	5,728
Other	4,355	5,175	7,747	11,250
Selling, general and administrative	62,050	68,159	115,585	132,272
Depreciation and amortization	26,229	26,609	52,701	52,129
Impairment loss on assets	42	274	95	129,339

Total operating expenses	253,494	280,092	500,026	681,917

Income (loss) from operations	55,408	48,005	124,714	(29,052)

OTHER INCOME (EXPENSE):
Interest income	125	176	269	403
Interest expense, net of capitalized interest	(25,602)	(15,762)	(42,517)	(37,814)
Loss on early retirement of debt	(5,210)	—	(5,210)	—
Net gain (loss) on disposition of assets	170	(633)	165	(558)
Other	1,028	525	583	(327)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	25,919	32,311	78,004	(67,348)
Income tax provision (benefit)	11,639	15,289	33,823	(23,440)

NET INCOME (LOSS)	$14,280	$17,022	$44,181	$(43,908)

EARNINGS (LOSS) PER SHARE:
Basic	$0.25	$0.30	$0.77	$(0.77)

Diluted	$0.25	$0.29	$0.76	$(0.77)

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.11	$0.11	$0.21

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	57,483	57,182	57,411	57,166

Diluted	58,237	57,893	57,947	57,166

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	June 30, 2009	December 31, 2008
Balance sheet data
Cash and cash equivalents	$94,030	$73,726
Total assets	$2,278,515	$2,225,238
Total debt, net of $14,238 discount at June 30, 2009	$1,665,918	$1,648,500
Stockholders’ equity	$386,261	$338,780

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Consolidated cash flow information
Net cash provided by operating activities	$57,165	$70,480	$126,204	$142,406
Net cash used in investing activities	$(45,920)	$(73,290)	$(96,404)	$(133,172)
Net cash (used in) provided by financing activities	$(2,953)	$3,112	$(9,496)	$(28,531)

Net revenues
Ameristar St. Charles	$73,311	$75,332	$150,483	$147,015
Ameristar East Chicago	68,495	74,470	136,122	149,822
Ameristar Kansas City	58,656	61,935	118,826	123,863
Ameristar Council Bluffs	39,989	44,722	82,239	90,233
Ameristar Vicksburg	31,026	33,420	64,145	67,106
Ameristar Black Hawk	20,649	20,405	41,045	40,678
Jackpot Properties	16,776	17,813	31,880	34,148

Consolidated net revenues	$308,902	$328,097	$624,740	$652,865

Operating income (loss)
Ameristar St. Charles	$16,523	$15,305	$38,479	$30,878
Ameristar East Chicago	11,030	8,010	23,567	(110,781)
Ameristar Kansas City	15,951	12,683	32,548	25,507
Ameristar Council Bluffs	11,342	12,744	24,061	24,780
Ameristar Vicksburg	8,490	9,601	19,290	20,763
Ameristar Black Hawk	1,995	2,783	5,870	5,598
Jackpot Properties	4,031	3,218	7,300	5,716
Corporate and other	(13,954)	(16,339)	(26,401)	(31,513)

Consolidated operating income (loss)	$55,408	$48,005	$124,714	$(29,052)

EBITDA
Ameristar St. Charles	$23,452	$21,720	$52,094	$42,548
Ameristar East Chicago	14,670	11,313	30,753	(104,225)
Ameristar Kansas City	19,697	17,716	40,411	35,619
Ameristar Council Bluffs	14,137	15,817	29,761	31,043
Ameristar Vicksburg	12,482	13,360	27,549	27,974
Ameristar Black Hawk	4,793	5,638	11,415	11,318
Jackpot Properties	5,572	4,550	10,274	8,370
Corporate and other	(13,166)	(15,500)	(24,842)	(29,570)

Consolidated EBITDA	$81,637	$74,614	$177,415	$23,077

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating income (loss) margins (1)
Ameristar St. Charles	22.5%	20.3%	25.6%	21.0%
Ameristar East Chicago	16.1%	10.8%	17.3%	-73.9%
Ameristar Kansas City	27.2%	20.5%	27.4%	20.6%
Ameristar Council Bluffs	28.4%	28.5%	29.3%	27.5%
Ameristar Vicksburg	27.4%	28.7%	30.1%	30.9%
Ameristar Black Hawk	9.7%	13.6%	14.3%	13.8%
Jackpot Properties	24.0%	18.1%	22.9%	16.7%
Consolidated operating income (loss) margin	17.9%	14.6%	20.0%	-4.4%

EBITDA margins (2)
Ameristar St. Charles	32.0%	28.8%	34.6%	28.9%
Ameristar East Chicago	21.4%	15.2%	22.6%	-69.6%
Ameristar Kansas City	33.6%	28.6%	34.0%	28.8%
Ameristar Council Bluffs	35.4%	35.4%	36.2%	34.4%
Ameristar Vicksburg	40.2%	40.0%	42.9%	41.7%
Ameristar Black Hawk	23.2%	27.6%	27.8%	27.8%
Jackpot Properties	33.2%	25.5%	32.2%	24.5%
Consolidated EBITDA margin	26.4%	22.7%	28.4%	3.5%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Ameristar St. Charles:
Operating income	$16,523	$15,305	$38,479	$30,878
Depreciation and amortization	6,929	6,415	13,615	11,670

EBITDA	$23,452	$21,720	$52,094	$42,548

Ameristar East Chicago:
Operating income (loss)	$11,030	$8,010	$23,567	$(110,781)
Depreciation and amortization	3,640	3,303	7,186	6,556

EBITDA	$14,670	$11,313	$30,753	$(104,225)

Ameristar Kansas City:
Operating income	$15,951	$12,683	$32,548	$25,507
Depreciation and amortization	3,746	5,033	7,863	10,112

EBITDA	$19,697	$17,716	$40,411	$35,619

Ameristar Council Bluffs:
Operating income	$11,342	$12,744	$24,061	$24,780
Depreciation and amortization	2,795	3,073	5,700	6,263

EBITDA	$14,137	$15,817	$29,761	$31,043

Ameristar Vicksburg:
Operating income	$8,490	$9,601	$19,290	$20,763
Depreciation and amortization	3,992	3,759	8,259	7,211

EBITDA	$12,482	$13,360	$27,549	$27,974

Ameristar Black Hawk:
Operating income	$1,995	$2,783	$5,870	$5,598
Depreciation and amortization	2,798	2,855	5,545	5,720

EBITDA	$4,793	$5,638	$11,415	$11,318

Jackpot Properties:
Operating income	$4,031	$3,218	$7,300	$5,716
Depreciation and amortization	1,541	1,332	2,974	2,654

EBITDA	$5,572	$4,550	$10,274	$8,370

Corporate and other:
Operating loss	$(13,954)	$(16,339)	$(26,401)	$(31,513)
Depreciation and amortization	788	839	1,559	1,943

EBITDA	$(13,166)	$(15,500)	$(24,842)	$(29,570)

Consolidated:
Operating income (loss)	$55,408	$48,005	$124,714	$(29,052)
Depreciation and amortization	26,229	26,609	52,701	52,129

EBITDA	$81,637	$74,614	$177,415	$23,077

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
EBITDA	$81,637	$74,614	$177,415	$23,077
One-time non-cash adjustment to Black Hawk property taxes	1,276	—	1,276	—
Black Hawk hotel pre-opening expenses	197	—	197	—
Impairment loss on East Chicago intangible assets	—	—	—	129,000
East Chicago transition and rebranding costs	—	1,746	—	2,757
St. Charles and Vicksburg pre-opening expenses	—	1,321	—	2,162
Missouri and Colorado ballot initiative costs	—	347	—	1,138

Adjusted EBITDA	$83,110	$78,028	$178,888	$158,134

RECONCILIATION OF EPS TO ADJUSTED EPS
(Unaudited)
The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Diluted earnings (loss) per share (EPS)	$0.25	$0.29	$0.76	$(0.77)
Loss on early retirement of debt	0.06	—	0.06	—
One-time non-cash adjustment to Black Hawk property taxes	0.01	—	0.01	—
Impairment loss on East Chicago intangible assets	—	—	—	1.34
East Chicago transition and rebranding costs	—	0.02	—	0.03
St. Charles and Vicksburg pre-opening expenses	—	0.01	—	0.03
Missouri and Colorado ballot initiative costs	—	0.01	—	0.01

Adjusted diluted earnings per share (Adjusted EPS)	$0.32	$0.33	$0.83	$0.64

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and adjusted diluted earnings per share (Adjusted EPS). The following discussion defines these terms and explains why we believe they are useful measures of our performance.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. In forecasting and measuring our core operating results and in comparing period-to-period results, management adjusts EBITDA, as appropriate, to exclude certain non-recurring items.
The measure adjusting for such items, which we refer to as Adjusted EBITDA, is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is EBITDA adjusted for impairment charges related to intangible assets, transition and rebranding costs, pre-opening expenses, ballot initiative costs and the one-time Black Hawk property tax adjustment. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating income (loss), based upon GAAP.
Adjusted EPS
Adjusted EPS, as used in this press release, is diluted earnings (loss) per share, excluding the after-tax per-share impacts of impairment charges related to intangible assets, transition and rebranding costs, pre-opening expenses, ballot initiative costs, the one-time Black Hawk property tax adjustment and the loss on early debt retirement. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance and incentive compensation for senior management. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of EBITDA, Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA, Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income, EPS or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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